PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Amanda Gillum
(606) 324-2914

POAGE BANKSHARES, INC. COMPLETES TOWN SQUARE ACQUISITION

Ashland, Kentucky – March 18, 2014. Poage Bankshares, Inc. (NASDAQ: PBSK) (the “Company”), the holding company for Home Federal Savings and Loan Association (“Home Federal”), today announced the completion of the acquisition of Town Square Financial Corporation (“Town Square”) and Town Square Bank, a $150 million Kentucky chartered commercial bank with 4 branch offices headquartered in Ashland, Kentucky. Pursuant to the terms of the merger agreement, Town Square merged with and into the Company, with the Company as the surviving entity. Immediately following the merger of the holding companies, Town Square Bank merged with and into Home Federal, with Home Federal as the surviving entity.

Ralph E. “Gene” Coffman, Jr., President and Chief Executive Officer of the Company, stated “We are pleased to expand our presence in Boyd County and to enter a new market area, with our acquisition of Town Square Bank’s Jessamine County branch office. Home Federal and Town Square have always focused on superior customer service and together we will ensure that the tradition of superior customer service will continue. We welcome our new shareholders and customers from Town Square and we are confident that this partnership will benefit existing and new shareholders and customers.”

The Company and Home Federal have made several appointments in connection with the merger agreement. Bruce VanHorn, former President and Chief Executive Officer of Town Square and Town Square Bank, will serve as Executive Vice President of the Company and President of Home Federal. Jane Gilkerson, former Chief Financial Officer of Town Square and Town Square Bank, will serve as Chief Financial Officer of the Company and Home Federal. Jeffrey W. Clark will continue to serve the Company and Home Federal. In addition, Thomas Burnette and John C. Stewart, Jr., former directors of Town Square and Town Square Bank, will serve on the Boards of Directors of the Company and Home Federal.

Bruce VanHorn stated “On behalf of the Town Square team, we are excited to join Home Federal and look forward to working as part of the Home Federal team to provide competitive financial products and outstanding customer service in our market area.”

With the completion of the merger transaction, the Company will have assets totaling approximately $439 million and 10 full-service branches. Following the issuance of stock merger consideration to Town Square shareholders, the Company’s outstanding common shares will increase to approximately 3.9 million shares.

The deadline for making an election of cash or stock consideration ended at 4 p.m. EST on March 18, 2014. The Company will make the results of the cash/stock merger consideration elections known as soon as it is available.

About Poage Bankshares, Inc.

Poage Bankshares, Inc. is the savings and loan holding company for Home Federal Savings and Loan Association (the “Association”). The Association, originally chartered in 1889 and headquartered in Ashland, Kentucky, conducts its operations from 10 full-service banking offices located in Ashland, Flatwoods, South Shore, Louisa, Greenup, Nicholasville, and Catlettsburg, Kentucky.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition to those risk factors listed in the Company’s Annual Report on Form 10-K, the following factors could cause the actual results of the Company’s operations to differ materially from its expectations: difficulties related to the integration of the businesses following the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, increased competitive pressures, or increased activity from hostile investors.  The Company does not assume any duty to update forward-looking statements.